CERTIFICATE OF CORRECTION

OF

Scorpio Bulkers Inc.
Reg. No. 60299

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was filed in accordance with Section 5 of the Business Corporations Act on

NON RESIDENT

January 11, 2016

Deputy Registrar

CERTIFICATE OF CORRECTION

TO THE

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

SCORPIO BULKERS INC.

(Pursuant to Section 5 of the Marshall Islands Business Corporations Act)

The undersigned, Emanuele A. Lauro, as the Chief Executive Officer of Scorpio Bulkers Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (the "Corporation"), for the purpose of correcting the Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation heretofore filed with the Registrar of Corporations, hereby certifies that:

1. The name of the corporation is: Scorpio Bulkers Inc.

2. The Articles of Incorporation were filed with the Registrar of Corporations on March 20, 2013.

3. The Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on April 10, 2013.

4. The Statement of Designations of rights, preferences and privileges of the Corporation's Series A Participating Preferred Stock was filed with the Registrar of Corporations on June 18, 2015.

5. The Articles of Amendment to the Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on December 30, 2015.

6. This Certificate of Correction is being filed with the Registrar of Corporations to correct a typographical error in the Articles of Amendment to the Amended and Restated Articles of Incorporation with respect to the number of issued and outstanding shares of common stock, the amount of stated capital, and the amount of surplus, in each case upon the effectiveness of the reverse stock split.

7. As so corrected, Article 5 of the Articles of Amendment is restated as follows:

    5. Section D of the Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

"D. Effective with the commencement of business on December 31, 2015, the Corporation has effected a one-for-twelve reverse stock split as to its issued and outstanding shares of common stock, par value $0.01 per share, pursuant to which the number of issued and outstanding shares of common stock shall decrease from 344,239,098 to 28,686,561, as adjusted for the cancellation of fractional shares and which may be further adjusted for the cancellation of fractional shares. The reverse stock split shall not change the par value of the common stock. The stated capital of the Corporation is hereby reduced from $3,442,390.98 to $286,865.61, as adjusted for the cancellation of the fractional shares and which may be further adjusted for the cancellation of fractional shares, and the amount of $3,155,525.37, as adjusted for the cancellation of fractional shares and which may be further adjusted for the cancellation of fractional shares, is allocated to surplus.

Concurrently with the effectiveness of the reverse stock split, effective December 31, 2015, the aggregate number of shares of stock that the Corporation is authorized to issue is One Hundred and Six Million Two Hundred and Fifty Thousand (106,250,000) registered shares, of which Fifty Six Million Two Hundred and Fifty Thousand (56,250,000) shall be designated common shares with a par value of one United States cent (U.S. $0.01) per share, and Fifty Million (50,000,000) shall be designated preferred shares with a par value of one United States cent (U.S. $0.01) per share. The Board of Directors shall have the authority to authorize the issuance from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such preferred shares."

8. The corrections contained within this Certificate of Correction shall be effective as of the date the original Articles of Amendment were filed with the Registrar of Corporations.

IN WITNESS WHEREOF, I have executed this Certificate of Correction on this 11 day of January, 2016.

Name: Emanuele A. Lauro
Title: Chief Executive Officer